Prospectus Supplement No. 7 (to Prospectuses dated January 14, 2021 and July 8, 2020)	Filed Pursuant to Rule 424(b)(3) Registration Nos. 333-251985 and 333-239395

American Depositary Shares
Representing Shares of Common Stock

This prospectus supplement updates and supplements the prospectuses dated January 14, 2021 and July 8, 2020 (the “Prospectuses”), which form a part of our Registration Statements on Form F-1 (Registration Nos. 333-251985 and 333-239395, respectively) (the “Registration Statements”).  This prospectus supplement is being filed to update and supplement the information in the Prospectuses with the information contained in our Current Report on Form 6-K, filed with the Securities and Exchange Commission (the “Commission”) on March 4, 2021 (the “Current Report”).  Accordingly, we have attached the Current Report to this prospectus supplement.
This prospectus supplement should be read in conjunction with the Prospectuses.  This prospectus supplement updates and supplements the information in the Prospectuses.  If there is any inconsistency between the information in either of the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our ADSs are listed on the Nasdaq Global Select Markets under the symbol “AMYT.”  On July 27, 2021, the last reported sale price of our ADSs was $10.85 per ADS.

Investing in our ADSs involves a high degree of risk.  See “Risk Factors” in each of the Prospectuses and under similar headings in any further amendments or supplements to the Prospectuses.

None of the Commission, any state securities commission, nor any foreign securities commission has approved or disapproved of these securities or determined if either of the Prospectuses or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 28, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer Pursuant to Rule 13a-16 or 15d-16
under the Securities Exchange Act of 1934

Date of Report:  July 28, 2021

Commission File Number: 001-39365

Amryt Pharma plc
(Translation of registrant’s name into English)

Dept 920a 196 High Road, Wood Green,
London, United Kingdom, N22 8HH
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒	Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

Voting Results of General Meetings

On July 28, 2021 at 2:00 p.m., Amryt Pharma plc, a public limited company incorporated under the laws of England and Wales (“Amryt”), held a General Meeting (the “Merger General Meeting”) for its shareholders to consider and vote on the resolutions set forth in a Circular to Shareholders and Notice of General Meeting (the “Shareholder Circular”) published on June 28, 2021.  The Shareholder Circular was published in connection with the previously announced Agreement and Plan of Merger, dated as of May 4, 2021 (the “Merger Agreement”), by and among Amryt, Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Amryt (“Merger Sub”), and Chiasma, Inc., a Delaware corporation (“Chiasma”), pursuant to which Merger Sub will merge with and into Chiasma (the “Merger”), with Chiasma surviving the Merger as an indirect wholly owned subsidiary of Amryt.

As of 6:30 p.m. on July 26, 2021, the record time for determining who is eligible to vote at the Merger General Meeting, there were 179,384,982 Amryt ordinary shares outstanding (of which 107,987,005 ordinary shares were shares underlying the 21,597,401 Amryt ADSs outstanding as of such date) and entitled to vote on the resolutions at the Merger General Meeting.  A total of 141,859,869 Amryt ordinary shares were present in person or by proxy at the Merger General Meeting, representing approximately 79.08% of the total number of shares outstanding and entitled to vote at the Merger General Meeting, which constituted a quorum.

On July 28, 2021 at 1.30 p.m., Amryt held an additional General Meeting (the “Additional General Meeting” and together with the Merger General Meeting, the “General Meetings”) for its shareholders to consider and vote on the resolutions set forth in a separate Notice of General Meeting published on June 28, 2021.

As of 6:00 p.m. on July 26, 2021, the record time for determining who is eligible to vote at the Additional General Meeting, there were 179,384,982 Amryt ordinary shares outstanding (of which 107,987,005 ordinary shares were shares underlying the 21,597,401 Amryt ADSs outstanding as of such date) and entitled to vote on the resolutions at the Additional General Meeting.  A total of 142,285,853 Amryt ordinary shares were present in person or by proxy at the Additional General Meeting, representing approximately 79.32% of the total number of shares outstanding and entitled to vote at the Additional General Meeting, which constituted a quorum.

Merger General Meeting

At the Merger General Meeting, Amryt shareholders considered and voted upon the resolutions described below (in person or by proxy).  Resolutions 1 through 4 below are further described in the Shareholder Circular (also described therein as Resolutions 1 to 4).  The final voting results for each resolution are set forth below.  The approval of Resolution 1 and Resolution 4 by Amryt shareholders satisfies a condition to the closing of the Merger contemplated by the Merger Agreement, which remains subject to other customary closing conditions.

Resolution 1:  Amryt shareholders approved the resolution to grant the Amryt directors the authority to allot shares in Amryt and grant rights to subscribe for, or to convert any securities into, shares of Amryt pursuant to or in connection with the Merger.  This resolution was approved with the following votes:

For	Against	Withhold
140,800,455	46,551	1,012,863

Resolution 2:  Amryt shareholders approved the resolution to grant the Amryt directors the general authority to allot shares in Amryt and grant rights to subscribe for, or to convert any securities into, shares in Amryt.  This resolution was approved with the following votes:

For	Against	Withhold
140,790,334	54,196	1,015,339

Resolution 3:  Amryt shareholders approved the resolution to empower the Amryt directors to allot equity securities pursuant to Resolution 2 or sell treasury shares for cash on a non-preemptive basis.  This resolution was approved with the following votes:

For	Against	Withhold
140,030,314	807,392	1,022,163

Resolution 4:  Amryt shareholders approved amendments to Amryt’s articles of association to increase the maximum number of directors of Amryt from seven to nine so that individuals nominated by Chiasma in connection with the Merger can be appointed as directors of Amryt at the closing of the Merger.  This resolution was approved with the following votes:

For	Against	Withhold
140,805,670	38,453	1,015,746

Additional General Meeting

At the Additional General Meeting, Amryt shareholders considered and voted upon the resolutions described below (in person or by proxy).  Resolutions 1 through 5 below are further described in the Notice of General Meeting for the Additional General Meeting (also described therein as Resolutions 1 to 5).  The final voting results for each resolution are set forth below.

Resolution 1:  Amryt shareholders approved the receipt and adoption of Amryt’s financial statements for the year ended December 31, 2020, together with the directors’ and the auditor’s reports thereon.  This resolution was approved with the following votes:

For	Against	Withhold
140,805,710	470,622	9,521

Resolution 2:  Amryt shareholders approved the reappointment of Grant Thornton as Amryt’s auditor and the authorisation of the audit committee to determine the auditor’s remuneration.  This resolution was approved with the following votes:

For	Against	Withhold
140,263,145	13,127	9,581

Resolution 3:  Amryt shareholders approved the resolution to grant the Amryt directors the general authority to allot shares in Amryt and grant rights to subscribe for, or to convert any securities into, shares in Amryt.  This resolution was approved with the following votes:

For	Against	Withhold
140,222,350	45,465	1,018,038

Resolution 4:  Amryt shareholders approved the resolution to empower the Amryt directors to allot equity securities pursuant to Resolution 3 or sell treasury shares for cash on a non-preemptive basis.  This resolution was approved with the following votes:

For	Against	Withhold
140,461,534	798,889	1,025,430

Resolution 5:  Amryt shareholders approved the resolution to grant Amryt the authority to make market purchases of its own shares.  This resolution was approved with the following votes:

For	Against	Withhold
140,244,967	30,023	10,863

Press Release

On July 28, 2021, Amryt issued a press release announcing the voting results at the General Meetings.  A copy of the press release is attached as Exhibit 99.1 hereto and is hereby incorporated into this report by reference.

Important Additional Information and Where to Find It

In connection with the proposed transaction, Amryt has filed a registration statement on Form F-4 (the “registration statement”) with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on July 1, 2021.  The registration statement includes a prospectus of Amryt and a proxy statement of Chiasma (the “proxy statement/prospectus”), which were separately filed by Amryt and Chiasma on July 1, 2021, and July 2, 2021, respectively.  The definitive proxy statement (the “proxy statement”) was first mailed to Chiasma stockholders on or about July 2, 2021.  Investors and security holders may obtain copies of the registration statement, proxy statement/prospectus, proxy statement and other relevant documents filed with the SEC free of charge from the SEC’s website (www.sec.gov) and are urged to carefully read these documents because they contain important information.  Amryt also published the Shareholder Circular, which is available on its website.

For the avoidance of doubt, the registration statement does not constitute a “prospectus” in any member state of the European Economic Area (“EEA”) or in the UK for the purposes of (in the EEA) the Prospectus Regulation (Regulation (EU) 2017/1129) or (in the UK) such regulation as it forms part of retained EU law by virtue of the European Union (Withdrawal) Act 2018 and has not been reviewed by any competent authority in any member state of the EEA or in the UK.  No offer of securities to the public is being made in any member state of the EEA or in the UK.

No Offer or Solicitation

This communication shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Participants in the Solicitation

Amryt, Chiasma and certain of their respective directors, executive officers and employees may be deemed participants in the solicitation of proxies from Chiasma stockholders in connection with the proposed transaction.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of Chiasma in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/prospectus or proxy statement.  Information about the directors and executive officers of Chiasma and their ownership of Chiasma shares is set forth in the definitive proxy statement for Chiasma’s 2021 annual meeting of stockholders, as previously filed with the SEC on April 26, 2021.  Free copies of these documents may be obtained as described in the paragraphs above.

Cautionary Statement Regarding Forward-Looking Statements

This communication relates to the proposed transaction between Amryt and Chiasma and includes forward-looking statements, which are typically identified by words such as “expect”, “anticipate”, “intends”, “plan”, “estimate”, “aim”, “forecast”, “project” and similar expressions (or their negative).  Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the plans, objectives, expectations and intentions of Amryt, Chiasma or the combined company, the anticipated closing date for the proposed transaction and other aspects of our operations or operating results.  The forward-looking statements in this communication are based on numerous assumptions and Amryt’s and Chiasma’s present and future business strategies and the environment in which Amryt and Chiasma expect to operate in the future.  Forward-looking statements involve inherent known and unknown risks, uncertainties and contingencies because they relate to events and depend on circumstances that may or may not occur in the future and may cause the actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties.  These statements are not guarantees of future performance or the ability to identify and consummate investments.  Many of these risks and uncertainties relate to factors that are beyond each of Amryt’s and Chiasma’s ability to control or estimate precisely, such as future market conditions, the course of the COVID-19 pandemic, currency fluctuations, the behavior of other market participants, the outcome of clinical trials, the actions of regulators and other factors such as Amryt’s ability to obtain financing, changes in the political, social and regulatory framework in which Amryt operates or in economic, technological or consumer trends or conditions.  Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the contemplated proposed transaction; uncertainties as to the approval by Chiasma’s stockholders required in connection with the contemplated proposed transaction; the possibility that a competing proposal will be made; the possibility that the closing conditions to the contemplated proposed transaction may not be satisfied or waived; the effects of disruption caused by the announcement of the contemplated proposed transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; the risk that stockholder litigation in connection with the contemplated proposed transaction may affect the timing or occurrence of the contemplated proposed transaction or result in significant costs of defense, indemnification and liability; other business effects, including the effects of industry, economic or political conditions outside of the control of the parties to the contemplated proposed transaction; proposed transaction costs; actual or contingent liabilities; disruptions to the financial or capital markets; and other risks and uncertainties discussed in Amryt’s and Chiasma’s respective filings with the SEC, which you can obtain copies of for free at the SEC’s website (www.sec.gov).  Past performance should not be taken as an indication or guarantee of future performance, and no representation or warranty, express or implied, is made regarding future performance.  No person is under any obligation to update or keep current the information contained in this communication or to provide the recipient of it with access to any additional relevant information that may arise in connection with it.  Such forward-looking statements reflect Amryt’s current beliefs and assumptions and are based on information currently available to management.

Exhibits

The following documents, which are attached as exhibits hereto, are incorporated by reference herein.

Exhibit	Title

99.1	Press Release, dated as of July 28, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Amryt Pharma plc
(Registrant)

Date: July 28, 2021	/s/ Rory Nealon
Rory Nealon
Chief Financial Officer

Exhibit 99.1

Result of General Meetings

DUBLIN, Ireland, and Boston MA, July 28, 2021, Amryt (Nasdaq: AMYT, AIM: AMYT), a global, commercial-stage biopharmaceutical company dedicated to acquiring, developing and commercializing novel treatments for rare diseases, is pleased to announce that all resolutions presented to shareholders at both of today’s General Meetings were duly passed.

Accordingly, at the General Meeting held in relation to the Company’s proposed acquisition of Chiasma, Inc., Amryt Shareholders approved the resolutions required to give the Amryt Directors the requisite authorities to issue and allot the New Ordinary Shares in order to effect the Transaction. The Chiasma Special Meeting, at which Chiasma Shareholders will consider and vote on the Transaction, will take place at 9.am. Eastern Time on 3 August 2021 and if approved, Closing of the Transaction and the issue of the New Ordinary Shares will take place shortly thereafter.

The full text of each resolution was included in the notice of the meeting, which was posted to shareholders on 28 June 2021, and is available on the Company's website www.amrytpharma.com. Capitalised terms not otherwise defined in this announcement have the meanings given to them in the Company’s circular and notice of general meeting dated 28 June 2021.

About Amryt

Amryt is a global commercial-stage biopharmaceutical company focused on acquiring, developing and commercializing innovative treatments to help improve the lives of patients with rare and orphan diseases.  Amryt comprises a strong and growing portfolio of commercial and development assets.

Amryt’s commercial business comprises two orphan disease products – metreleptin (Myalept®/ Myalepta®) and lomitapide (Juxtapid®/ Lojuxta®).

Myalept®/Myalepta® (metreleptin) is approved in the US (under the trade name Myalept®) as an adjunct to diet as replacement therapy to treat the complications of leptin deficiency in patients with congenital or acquired generalized lipodystrophy (GL) and in the EU (under the trade name Myalepta®) as an adjunct to diet for the treatment of leptin deficiency in patients with congenital or acquired GL in adults and children two years of age and above and familial or acquired partial lipodystrophy (PL) in adults and children 12 years of age and above for whom standard treatments have failed to achieve adequate metabolic control.  For additional information, please follow this link.

Juxtapid®/Lojuxta® (lomitapide) is approved as an adjunct to a low-fat diet and other lipid-lowering medicinal products for adults with the rare cholesterol disorder, Homozygous Familial Hypercholesterolaemia ("HoFH") in the US, Canada, Colombia, Argentina and Japan (under the trade name Juxtapid®) and in the EU, Israel and Brazil (under the trade name Lojuxta®). For additional information, please follow this link.

Amryt's lead development candidate, Oleogel-S10 (Filsuvez®) is a potential treatment for the cutaneous manifestations of Junctional and Dystrophic Epidermolysis Bullosa (“EB”), a rare and distressing genetic skin disorder affecting young children and adults for which there is currently no approved treatment.  Filsuvez® has been selected as the brand name for Oleogel-S10.  The product does not currently have regulatory approval to treat EB.  In June 2021, Amryt received confirmation from the FDA that its NDA for Oleogel-S10 had been accepted and granted priority review.

Amryt’s pre-clinical gene therapy platform, AP103, offers a potential treatment for patients with Dystrophic EB, and is also potentially relevant to other genetic disorders.

For more information on Amryt, including products, please visit www.amrytpharma.com.

The person making this notification on behalf of Amryt is Rory Nealon, CFO/COO and Company Secretary.

Financial Advisors
Shore Capital (Edward Mansfield, Daniel Bush, John More) are NOMAD and Joint Broker to Amryt in the UK.  Stifel (Ben Maddison) are Joint Broker to the company in the UK.

Forward-Looking Statements

This communication relates to a proposed business combination transaction between Amryt and Chiasma. This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to future events and anticipated results of operations, business strategies, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated closing date for the proposed transaction and other aspects of our operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined companies or the price of Amryt or Chiasma stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to: the impact of public health crises, such as pandemics (including coronavirus (COVID-19)) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets; the effect of the announcement of the merger on the ability of Amryt or Chiasma to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Amryt or Chiasma do business, or on Amryt’s or Chiasma’s operating results and business generally; risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the outcome of any legal proceedings related to the merger; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability of Amryt to successfully integrate Chiasma’s operations; the ability of Amryt to implement its plans, forecasts and other expectations with respect to Amryt’s business after the completion of the transaction and realize expected synergies; and business disruption following the merger. These risks, as well as other risks related to the proposed transaction, are included in the registration statement on Form F-4, and if necessary, the registration statement on Form F-6, and were included in the Definitive Proxy Statement/prospectus that was filed with the SEC on July 2, 2021 in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form F-4, and if  necessary, the registration statement on Form F-6, are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, see the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Amryt’s Annual Report on Form 20-F for the year ended December 31, 2020 filed with the SEC on April 30, 2021 and Amryt’s Form 6-K for the quarter ended March 31, 2021 filed with the SEC on May 4, 2021, and Chiasma’s most recent Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. The forward-looking statements included in this communication are made only as of the date hereof. Neither Amryt nor Chiasma undertakes any obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

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No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It

In connection with the proposed transaction, on June 15, 2021, Amryt filed with the SEC a registration statement on Form F-4, which was declared effective by the SEC on July 1, 2021, that includes a proxy statement of Chiasma and that also constitutes a prospectus of Amryt, and each of Chiasma and Amryt may file with the SEC other documents regarding the proposed transaction. This communication is not a substitute for the Definitive Proxy Statement/prospectus or registration statement or any other document that Amryt or Chiasma may file with the SEC. The Definitive Proxy Statement/prospectus was mailed to stockholders of Amryt and Chiasma on or about July 2, 2021. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM F-4 AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT AMRYT, CHIASMA AND THE PROPOSED TRANSACTION. Investors and security holders may obtain copies of these documents, once such documents are filed with the SEC, free of charge through the website maintained by the SEC at www.sec.gov or from Amryt at its website, https://amrytpharma.com, or from Chiasma at its website, https://chiasma.com. Documents filed with the SEC by Amryt will be available free of charge by accessing Amryt’s website under the heading Investors, or, alternatively, by contacting Amryt’s Investor Relations department at ir@amrytpharma.com, and documents filed with the SEC by Chiasma will be available free of charge by accessing Chiasma’s website at https://chiasma.com under the heading News and Investors or, alternatively, by contacting Chiasma’s Investor Relations department at investor.relations@chiasmapharma.com.

Participants in the Solicitation

Amryt and Chiasma and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Chiasma in respect of the proposed transaction under the rules of the SEC. Information about Chiasma’s directors and executive officers is available in Chiasma’s definitive proxy statement dated April 26, 2021 for its 2021 Annual Meeting of Stockholders. Information about Amryt’s directors and executive officers is available in Amryt’s Annual Report on Form 20-F filed with the SEC on April 30, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Definitive Proxy Statement/prospectus, which was filed on July 2, 2021, and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Chiasma or Amryt using the sources indicated above.

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Contacts

Joe Wiley, CEO / Rory Nealon, CFO/COO, +353 (1) 518 0200, ir@amrytpharma.com

Edward Mansfield, Shore Capital, NOMAD, +44 (0) 207 468 7906, edward.mansfield@shorecap.co.uk

Tim McCarthy, LifeSci Advisors, LLC, +1 (212) 915 2564, tim@lifesciadvisors.com

Amber Fennell, Consilium Strategic Communications, +44 (0) 203 709 5700, fennell@consilium-comms.com

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